Exhibit 18

September 8, 2023

Board of Directors

Twin Disc, Incorporated

Ladies and Gentlemen:

Note A of the Notes to the Consolidated Financial Statements of Twin Disc, Incorporated (the Company) included in its Annual Report on Form 10-K for the twelve-month period ended June 30, 2023, describes voluntary changes in the Company’s method of accounting for actuarial gains and losses for all of its pension and other postretirement benefit plans. The change in method of recognizing actuarial gains and losses is from a method that recognizes such gains and losses in the consolidated statements of shareholders’ equity and accumulated other comprehensive loss in the period incurred and amortizes them as a component of net periodic benefit cost in future periods subject to a corridor of 10% of the greater of the Projected Benefit Obligation (PBO) and Market Value of Assets, to a method that recognizes actuarial gains and losses in the income statement in the period incurred if the cumulative total of unrecognized net gains and losses is greater than 20% of the greater of the PBO and the Market Value of Assets, plus an amortization of unrecognized net gains and losses greater than 10%, but less than 20% of the greater of the PBO and Market Value of Assets. There are no authoritative criteria for determining a “preferable” method of accounting for actuarial gains and losses based on the particular circumstances; however, we conclude that such a change in method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reason, is preferable in your circumstances.

Sincerely,

/s/ RSM US LLP

Milwaukee, Wisconsin